Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Group Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Agrees to Acquire Connectivity Solutions Manufacturer C Enterprises

SAN DIEGO, CA, March 11, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced it has agreed to acquire the business and assets of C Enterprises, a privately owned manufacturer of quality connectivity solutions to telecommunications and data communications distributors. Based in Vista, California, C Enterprises had unaudited revenues of approximately $8.7 million for the twelve-month period ended December 31, 2018. The closing of the acquisition is scheduled to occur on or about March 15, 2019.

Robert Dawson, President and CEO of RF Industries, commented, “We are excited to announce the pending acquisition of the operations of C Enterprises. This purchase is in line with our previously announced strategy for growth both organically and through acquisition. We welcome the talented group of C Enterprises employees to our team, and look forward to working with the company’s amazing set of loyal customers. C Enterprises has a similar go-to-market strategy to ours and will provide us with solid manufacturing capabilities that will strengthen our overall offer in the market. Their strong fiber optic and copper product offering is scalable and complementary to our business and their West Coast manufacturing capabilities will give us a larger footprint for fiber optic production to more easily service our existing customers. In addition, we expect to leverage their capabilities to enhance our small cell product offering to the wireless carrier market which will provide opportunities for revenue growth. The total cash outlay related to the purchase of C Enterprises’ business and assets is currently not expected to have a material impact on our liquidity and capital resources and we expect the acquisition to be accretive to our earnings in fiscal 2019.”

About C Enterprises

Founded in 1984, C Enterprises is dedicated to manufacturing and delivering reliable, quality connectivity solutions and to providing the best customer service and absolute highest quality, most reliable cable assemblies in the world. The Company’s world-class U.S. manufacturing facility provides solutions to meet virtually any custom fiber optic and copper cable needs, and has a solid track record for producing high volumes of cable assemblies with the fastest lead times in the industry. C enterprises has been offering next day service for over 30 years. The Company is an ISO Certified, Corning Cables System CAH Connections Gold Program member, a limited group of companies in the United States permitted to manufacture fiber optic cable assemblies backed by Corning's extended warranty.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

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